Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Bancorp and Subsidiary:

We consent to the use of our report dated August 7, 2009, with respect to the consolidated statements of financial condition of Eagle Bancorp and Subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, included herein, and to references to our firm under the heading “Experts” in the prospectus.

/s/ Davis Kinard & Co, PC

DAVIS KINARD & CO, PC

Abilene, Texas

December 15, 2009